Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 26, 2021 on the consolidated financial statements of US Energy Corp. which appears in the Annual Report on Form 10-K of U.S. Energy Corp. for the year ended December 31, 2020.

/s/ Plante & Moran, PLLC

Denver, Colorado

December 10, 2021